UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

MARCATO CAPITAL MANAGEMENT LP MARCATO INTERNATIONAL MASTER FUND LTD. MARCATO SPECIAL OPPORTUNITIES MASTER FUND LP SCOTT O. BERGREN RICHARD T. MCGUIRE III SAM ROVIT EMIL LEE SANDERS
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 30, 2017, Marcato Capital Management LP and certain affiliates issued the following press release, which was also posted on http://www.winningatwildwings.com:

MARCATO ISSUES OPEN LETTER TO BUFFALO WILD WINGS SHAREHOLDERS EMPHASIZING IMMEDIATE NEED FOR CHANGE IN THE BWLD BOARDROOM

Urges BWLD Shareholders to Vote the WHITE Proxy Card FOR Marcato's FOUR Nominees

Reiterates Leading Proxy Advisory Firms' Recommendations to Vote Marcato's WHITE Proxy Card

Time is of the Essence and Every Vote Counts on June 2

San Francisco – May 30, 2017 – Marcato Capital Management LP ("Marcato"), a San Francisco-based investment manager which manages funds that beneficially own approximately 9.9% of the outstanding common shares of Buffalo Wild Wings, Inc. (NASDAQ: BWLD) ("Buffalo Wild Wings" or the "Company"), today released an open letter to Buffalo Wild Wings shareholders urging them to return Buffalo Wild Wings to a path of growth and equity value creation by voting the WHITE proxy card TODAY FOR the election of Marcato's highly-qualified director nominees – Scott Bergren, Sam Rovit, Lee Sanders and Mick McGuire – in connection with Buffalo Wild Wings' Annual Meeting on June 2, 2017.

Marcato's letter to BWLD shareholders can be found below and at www.WinningAtWildWings.com.

Dear Fellow Buffalo Wild Wings Shareholders:

Buffalo Wild Wings' June 2nd Annual Meeting is just around the corner and we are seeking your vote in this critical election.

In just a few days, shareholders will have the chance to reinvigorate the Buffalo Wild Wings Board by voting the WHITE proxy card in favor of ALL FOUR of Marcato's highly-qualified director nominees – Scott Bergren, Sam Rovit, Lee Sanders and Mick McGuire – who, if elected, pledge to bring the independent perspectives and oversight required in the boardroom to generate meaningful, long-term value for BWLD shareholders.

We greatly appreciate the support we have received from so many of you as well as from the leading independent proxy advisory firms, ISS and Egan-Jones*. Your support is essential. We urge all shareholders to support our FOUR nominees so that together we can make Buffalo Wild Wings a winning company again.

LEADING PROXY ADVISORY FIRMS ISS AND EGAN-JONES AGREE:
FURTHER CHANGE IS WARRANTED IN THE BWLD BOARDROOM

ISS's and Egan-Jones' independent recommendations that BWLD shareholders vote Marcato's WHITE proxy card further underscores our view that new voices and fresh perspectives are urgently needed on the BWLD Board to ensure BWLD reaches its full potential as both a company and in terms of shareholder value. ISS and Egan-Jones recognize that the BWLD Board would benefit from the experience and skills of Marcato's director candidates, who, if elected, would bring increased accountability and independence to the Board.

ISS ACKNOWLEDGES THAT BWLD HAS "LOST ITS WAY" AND THAT
"INCREASED SHAREHOLDER OVERSIGHT" IS NECESSARY AT THE BOARD LEVEL

In making its recommendation, ISS* noted:

●	"[T]he dissident – whose campaign appears to have instilled a greater sense of urgency to the board – has presented a compelling case that additional change is warranted at this time."

●
"[I]ncreased shareholder oversight would be a powerful tool to ensure that the board increases its accountability and avoids any delays in the implementation of strategic projects. In that sense, it appears prudent to add McGuire, who represents the company's third largest shareholder, to the board."

●
"[O]ver the past two years it appears that the company has lost its way. Facing traffic problems, which were aggravated by management's decision to pass cost increases to consumers in 2015, the company appears to have decided in 2016 to sustain top line growth with store acquisitions and promotional activities. As a result of these efforts, both adjusted EBITDA margin and return on invested capital declined over this period—the opposite of what happened to the majority of the company's casual dining peers over the same period."

EGAN-JONES' RECOMMENDATION HIGHLIGHTS THE STRENGTH OF ALL FOUR OF MARCATO'S HIGHLY-QUALIFIED NOMINEES

We believe ALL FOUR of our highly-qualified nominees bring the skills, experience and qualifications in the restaurant and financial business that are needed to address the Company's underperformance and make Buffalo Wild Wings a winning company again. We are particularly pleased that Egan-Jones agrees with this sentiment – endorsing ALL FOUR of our director candidates. In its report, Egan-Jones emphasized the merits of our nominees as well as the declining performance of BWLD under current leadership:

●
"We believe that the dissident shareholders' nominees, if elected, will make significant contributions to the Company as evident in their skills, experience and qualifications in the restaurant and financial business and will be highly committed in working with the incumbent members of the Board and management."

●
"We believe that Marcato's business plan for BWLD, such as strengthening of the franchisees and openness to pursue strategic alternatives (M&A), would maximize and unlock shareholder value in the long run."

●
"We believe that the Company's current leadership under CEO Sally Smith has failed to maximize BWLD's full potential depicted by the status quo of decreased customer satisfaction, underperformance, declining returns on investments and business expansions to name a few."

We urge shareholders to follow Egan-Jones' analysis by voting the WHITE proxy card TODAY.

WE BELIEVE A VOTE FOR THE INCUMBENT DIRECTORS IS A VOTE FOR
CONTINUED EQUITY VALUE DESTRUCTION

To us, the upcoming election is not just about a vote on directors. Ultimately, shareholders are casting a vote for:

●	A clear path toward achieving a better Buffalo Wild Wings that we believe will create long-term value for the benefit of all BWLD shareholders.

OR

●
More of the same or worse – a Buffalo Wild Wings that we believe will continue to consistently underperform under current management and ineffective leadership and fail to create value for shareholders.

The BWLD Board and management team appear to be comfortable with the status quo – they've fought tooth-and-nail to maintain it – rejecting Marcato's plan for a franchised-focused business model that we believe would create significant value for shareholders in the near- and long-term.

WE BELIEVE FAILURE TO ELECT MARCATO'S NOMINEES WILL LIKELY RESULT IN SIGNIFICANT BWLD SHARE PRICE DECLINE

But don't just take our word for it. The market has spoken. And it has spoken more than once. Since first disclosing our investment in a 13D filing on July 25, 2016, BWLD's stock price performance has decoupled from 2017 EPS consensus estimates. We therefore believe that the current share price reflects Marcato's plans to improve operational and financial performance at BWLD and is evidence that retaining the incumbent directors will result in a significant decrease in BWLD's share price.

WE BELIEVE CURRENT SHARE PRICE REFLECTS PREFERENCE FOR MARCATO'S AGENDA

Marcato's 13D Filing on 7/25/16:
$205
$185
$165
$145
$125
$105
$85
$65
Share Price
$9.50
$9.00
$8.50
$8.00
$7.50
$7.00
$6.50
$6.00
$5.50
2017E Earnings per Share (Consensus)
Dec-14
Jun-15
Dec-15
Jun-16
Dec-16
Marcato calls for CEO Sally Smith to resign: Shares up ~+6%
ISS recommends "FOR" Marcato nominees: Shares up ~+8%
Stock performance decoupled from fundamentals following Marcato's 13D despite a precipitous drop in estimated future earnings power
BWLD Closing Share Price
Consensus EPS - FY'17

MARCATO

Source: CapitalIQ, Bloomberg. Market data as of 5/26/17.

Following ISS's recommendation that BWLD shareholders vote the WHITE proxy card for Marcato's nominees, BWLD's stock jumped 8%, reinforcing that fresh perspectives are necessary in the BWLD boardroom. It is clear: the market undoubtedly recognizes that change is drastically needed on the BWLD Board.

MARCATO HAS A CLEAR PLAN FOR CHANGE AND VALUE CREATION AT BWLD AND
ITS NOMINEES HAVE THE OWNERSHIP MENTALITY NEEDED TO IMPLEMENT THIS PLAN

Marcato's plan is simple. We believe there is a readily accessible opportunity to improve BWLD and create substantial value for shareholders by:

1.	Improving "4-Wall" profitability and returns;
2.	Transitioning to a 90% franchised model; and
3.	Optimizing the capital structure.

We believe these changes will improve returns on capital and reduce the cost of capital, thereby creating significant value for ALL shareholders.

As one of BWLD's largest shareholders, our interests are directly aligned with yours. Like you, we strongly believe in the proven BWLD brand and the substantial future potential of the business. Accordingly, on May 17, 2017, Marcato and our affiliates increased our beneficial ownership in Buffalo Wild Wings. We are now beneficial owners of approximately 9.9% of the outstanding shares of BWLD. We strongly believe that if our nominees – Scott Bergren, Sam Rovit, Lee Sanders and Mick McGuire – are elected to the Board, there is significant upside opportunity.

TIME IS OF THE ESSENCE: VOTE THE WHITE PROXY CARD TODAY

Marcato encourages all BWLD shareholders to visit www.WinningAtWildWings.com to review important information about Marcato's nominees and investment in Buffalo Wild Wings.

MAKE BUFFALO WILD WINGS A WINNING COMPANY AGAIN.

VOTE YOUR WHITE PROXY CARD TODAY.

Sincerely,

Mick McGuire
Managing Partner
Marcato Capital Management LP

*Marcato has neither sought nor obtained consent from ISS or Egan-Jones to use previously published information in this press release.

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone, via the Internet or
by signing, dating and returning the enclosed WHITE proxy card.
Simply follow the easy instructions on the WHITE proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED
Shareholders May Call Toll-free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:
Please simply discard any Yellow proxy card that you may receive from Buffalo Wild Wings. Returning a Yellow proxy card – even if you “withhold” on the Company’s nominees – will revoke any vote you had previously submitted on Marcato’s
WHITE proxy card.

Media:
Jonathan Gasthalter/Nathaniel Garnick/Amanda Klein
Gasthalter & Co.
(212) 257-4170

Investors:
Scott Winter/Larry Miller
Innisfree M&A Incorporated
(212) 750-5833

FORWARD LOOKING STATEMENTS
The press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which reflect Marcato's views with respect to, among other things, future events and financial performance.  Forward-looking statements are subject to various risks and uncertainties and assumptions.  There can be no assurance that any idea or assumption herein is, or will be proven, correct.  If one or more of the risks or uncertainties materialize, or if Marcato's underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Marcato that the future plans, estimates or expectations contemplated will ever be achieved.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
Marcato International Master Fund Ltd. ("Marcato International"), together with the other participants in Marcato International's proxy solicitation, have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying WHITE proxy card to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the "Annual Meeting") of Buffalo Wild Wings, Inc. (the "Company"). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Marcato International's proxy solicitation. These materials and other materials filed by Marcato International with the SEC in connection with the solicitation of proxies are available at no charge on the SEC's website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Marcato International with the SEC are also available, without charge, by directing a request to Marcato International's proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).

The participants in the proxy solicitation are Marcato International, Marcato Capital Management LP, Marcato Special Opportunities Master Fund LP ("Marcato Special Opportunities Fund"), Emil Lee Sanders, Richard T. McGuire III, Sam Rovit and Scott O. Bergren (collectively, the "Participants").

As of the date hereof, Marcato International directly owns 950,000 shares of common stock, no par value, of the Company (the "Common Stock") and American style call options referencing an aggregate of 615,000 shares of Common Stock representing approximately 9.7% of the outstanding shares of Common Stock. As of the date hereof, Marcato Special Opportunities Fund directly owns 32,600 shares of Common Stock, representing approximately 0.2% of the outstanding shares of Common Stock.

In addition, Marcato Capital Management LP, as the investment manager of Marcato International and Marcato Special Opportunities Fund, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares of Common Stock directly owned by Marcato International and Marcato Special Opportunities Fund and the shares of Common Stock underlying the call options held by Marcato International and, therefore, may be deemed to be the beneficial owner of such shares. By virtue of Mr. McGuire's position as the managing partner of Marcato Capital Management LP, Mr. McGuire may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares of Common Stock directly owned by Marcato International and Marcato Special Opportunities Fund and the shares of Common Stock underlying the call options held by Marcato International and, therefore, Mr. McGuire may be deemed to be the beneficial owner of such shares.